Exhibit 5.1

February 25, 2022

Honda Motor Co., Ltd.

1-1, Minami-Aoyama 2-chome, Minato-ku

Tokyo, 107-8556

Japan

Honda Motor Co., Ltd.

Registration Statement on Form F-3

We have acted as Japanese legal counsel for Honda Motor Co., Ltd., a joint stock corporation incorporated under the laws of Japan (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”), to be initially filed by the Company with the U.S. Securities and Exchange Commission on February 25, 2022 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to senior debt securities (the “Debt Securities”) of the Company. As such counsel we have examined the following:

(a)	certified copies of the Articles of Incorporation and the Regulations of the Board of Directors of the Company effective as of the date hereof;

(b)	an official certificate of all current matters recorded in the Commercial Register of the Company dated January 27, 2022;

(c)	a certified copy of the minutes of the meeting of the Board of Directors of the Company held on February 9, 2022; and

(d)	the Registration Statement and all exhibits thereto.

We have also examined such other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

For the purposes of rendering this opinion letter, we have assumed, without independently verifying, the legal capacity of all natural persons, the genuineness of all seal impressions and signatures on records, documents, instruments and certificates that we have examined, and the authenticity and completeness of all records, documents, instruments and certificates submitted to us as originals and the conformity to complete original documents of all documents submitted to us as copies, having relied as to factual matters upon such documents; and that the above documents are, where appropriate, executed in the form or substantially in the form of the copies examined by us.

On the basis of the foregoing and subject to the qualifications set out below, we are of the opinion that the Debt Securities, upon due authorization by all necessary corporate action of the Company and the due execution of all necessary agreements by the respective parties and, when the entire amount of the purchase price for a specific issuance of Debt Securities has been paid in full and the certificates for the Debt Securities have been duly signed by the Company, duly authenticated and delivered, and other necessary procedures have been completed, each in the manner contemplated in the related agreements, Japanese law and the Articles of Incorporation and the Regulations of the Board of Directors of the Company, and assuming that the Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company under their governing law, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the Debt Securities.

The foregoing opinions are subject to the following qualifications:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein.

(ii)

We are attorneys licensed to practice law in Japan and have acted in such capacity and we do not purport to be expert as to the laws of any jurisdiction other than Japan; accordingly, the opinions expressed above are limited to Japanese law in force as of the date hereof and we neither express nor imply any view or opinion with regard to the requirements of any jurisdiction other than Japan. In rendering the above opinion, with respect to all matters of the Federal laws of the United States or the laws of the State of New York, we have relied upon the opinions of Sullivan & Cromwell LLP, the U.S. counsel for the Company.

(iii)

In this opinion letter, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

(iv)	The above opinions do not cover any matters relating to tax law.

(v)

The legality, validity, binding nature and enforceability of the Debt Securities may be limited by the application of bankruptcy, insolvency, reorganization, civil rehabilitation, fraudulent conveyance and other similar laws relating to or affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(vi)

The legality, validity, binding nature and enforceability of the Debt Securities are subject to and may be limited by statutes of limitation, court procedures and the full discretion of the courts to consider the public order and good morals doctrine as provided in Article 90 of the Civil Code, general principles of good faith and sincerity and the obligation to act in a reasonable manner as provided in Article 1, Paragraph 2 of the Civil Code, the abuse of rights doctrine as provided in Article 1, Paragraph 3 of the Civil Code and the public order and good morals doctrine as provided in Article 42 of Act on General Rules for Application of Laws.

(vii)

We express no opinion with respect to the availability of specific performance or injunctive relief or any provisional remedy. For the purpose of this opinion letter, an obligation is “enforceable” against the obligor if the obligee is at least entitled to a judgment of a Japanese court which orders that obligor to pay to the obligee compensation for damages suffered by the obligee as a result of the obligor’s breach of such obligation.

(viii)	The opinions expressed above are given as of the date hereof, and no obligation is undertaken to advise you of any changes in any matters set forth herein after the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” contained in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Mori Hamada & Matsumoto